EXHIBIT 10.4

AMENDMENT TO EMPLOYMENT AGREEMENT

Amendment to Employment Agreement dated January 25, 2006, between Pharma-Bio Serv, Inc., hereinafter ("Company") and Nelida Plaza ("Executive").

WHEREAS, given the current global and local economic and industry forecasts for 2009, the Company is implementing various cost containment strategies to mitigate the current market downward volume trend, among others, adjust compensation packages of its management team.

NOW THEREFORE, in exchanges for the mutual promises and undertakings herein, the parties voluntarily agree as follows:

1.
That pursuant to paragraph 1(b) of that certain Employment Agreement dated January 25, 2006, is hereby modified and amended so as to extend the “Term” for an “Indefinite amount of time” (“Employment Term” or “Term”).

2.
That Executive's compensation pursuant to paragraph 3(a) of that certain Employment Agreement dated January 25, 2006, is hereby modified and amended so as to decrease Executive's annual salary, as of March 1, 2009, from $150,000 to $135,000 per annum.  Salary shall be paid in such installments as the Company regularly pays its executive officers, but not less frequently than semi-monthly.  Executive’s salary will be revised annually based upon performance evaluation following Company’s performance review process and subject to the financial situation of the Company.”

In all other respects the Employment Agreement dated January 25, 2006, shall remain in full force and effect and unaltered.

IN WITNESS WHEREOF, the parties have executed this Agreement in Dorado, Puerto Rico, this 11th day of March, 2009.

PHARMA-BIO SERV, INC.

By:/s/ Elizabeth Plaza
Name:  Elizabeth Plaza
Title:    President & CEO

EXECUTIVE:

/s/ Nelida Plaza
Name: Nelida Plaza
Title:   VP of Operations